Exhibit 10.207

GUARANTY AGREEMENT

This Guaranty Agreement (this "Guaranty"), dated as of January 9, 2015, is executed by CFP Residential, L.P., a Texas limited partnership, CFH Maple Residential Investor, L.P., a Texas limited partnership, VF MultiFamily Holdings, Ltd., a Texas limited partnership, VF Residential, Ltd., a Texas limited partnership, and Maple Residential, L.P., a Delaware limited partnership (each individually, a “Guarantor” and, collectively, the "Guarantors"), in favor of BR Southside Member, LLC, a Delaware limited liability company (“BR Member”), and BR Bellaire Blvd, LLC, a Delaware limited liability company (the “Company”). BR Member and the Company are referred to in this Guaranty, each individually, as a "Creditor" and, collectively, as the "Creditors."

1.          Background; Defined Terms. The Company has been formed by Blaire House, LLC, a Delaware limited liability company ("TCR"), and BR Member. The Company is governed by the Limited Liability Company Agreement, dated as of January 9, 2015, for the Company (the "JV Agreement"), to which TCR and BR Member are parties. As contemplated by the JV Agreement, the Company has entered into (i) a Development Agreement, dated as of January 9, 2015 (the “Development Agreement”), with Maple Multi-Family Operations, L.L.C., a Delaware limited liability company (the “Developer”), which is an affiliate of TCR, and (ii) an Owner- Contractor Construction Agreement, dated as of January 9, 2015 (the “Construction Contract”), with Maple Multi-Family TX Contractor, L.L.C., a Texas limited liability company (the “General Contractor”), which is an affiliate of TCR. Each of the Guarantors is an affiliate of TCR. This Guaranty is required by the JV Agreement. Any defined term used in the JV Agreement has the meaning assigned to it in the JV Agreement when used in this Guaranty as a defined term unless a contrary meaning is provided in this Guaranty.

2.          Guaranty. The Guarantors jointly and severally guarantee to the Creditors the following (collectively, the “Obligations”): (i) the obligation of TCR to fund Initial Capital Contributions when and as required by Section 8.1 of the JV Agreement, (ii) the obligation of TCR to reimburse BR Member for Pursuit Costs when and as required by Section 8.1.3 or 8.1.4 of the JV Agreement, (iii) the obligation of TCR to fund Mandatory Developer Cost Overrun Loans and Cost Overrun Loans when and as required by Sections 8.4.2 and 8.4.5 of the JV Agreement, (iv) the obligation of Developer to fund Mandatory Developer Cost Overrun Loans when and as required by the Development Agreement, (v) the obligations of the Developer and the General Contractor to achieve Substantial Completion of the Project as required by the Development Agreement and the Construction Contract, respectively, (vi) the construction warranty obligations of the General Contractor under the Construction Contract and (vii) the indemnity obligations of the Developer under the Development Agreement and the indemnity obligations of the General Contractor under the Construction Contract. Notwithstanding any other provision of this Guaranty, Guarantors’ responsibility for the General Contractor’s obligation to correct non-conforming or defective work for the Project will terminate 12 months after Substantial Completion, other than for claims for correction of non-conforming or defective work made during such 12-month period. Guarantors acknowledge that, except for this Guaranty, BR Member would not have entered into the JV Agreement and the Company would not have entered into the Construction Contract or the Development Agreement.

3.          Action Against Less Than All Guarantors. Suit may be brought against one or more Guarantors without impairing the rights of Creditors against any other Guarantor. Creditors may compromise with one or more Guarantors for less than all of the Obligations, and release one or more Guarantors from liability to Creditors for all or part of the Obligations, in either case without impairing the right of Creditors to demand performance from the other Guarantors.

4.          Other Remedies. Creditors will not be required to pursue any other remedies before invoking the benefits of this Guaranty. Specifically, Creditors will not be required, as a condition to pursuing one or more of Guarantors, to take any action against TCR, the Developer, the General Contractor or any other person or entity that is liable for the Obligations or to commence or exhaust its remedies against any security.

5.          Obligations Not Impaired. The obligations of Guarantors under this Guaranty will not be released or impaired on account of the following:

(1)         The voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of TCR, the General Contractor or the Developer, or any receivership, insolvency, bankruptcy, reorganization or other similar proceedings affecting TCR, the General Contractor or the Developer or any of their respective assets.

(2)         The addition of one or more new guarantors for the Obligations in addition to Guarantors, or the acceptance of any collateral for the Obligations.

(3)         Any impairment, modification, release or limitation of liability of, or stay of enforcement against, TCR, the General Contractor or the Developer or any of their respective properties, or any modification, discharge or extension of the Obligations resulting from the operation of any provision of the United States Bankruptcy Code or any other similar federal or state law.

(4)         Failure of a Creditor to preserve the liability of any person on the Obligations or in bringing suit to enforce collection of the Obligations.

(5)         The exercise or failure to exercise by a Creditor of any right conferred upon it in this Guaranty, the JV Agreement, the Construction Contract or the Development Agreement.

(6)         TCR, the General Contractor or the Developer is not liable because the act of creating the Obligations is ultra vires, or the persons creating the Obligations acted in excess of their authority, or for any other similar reason the Obligations cannot be enforced against TCR, the General Contractor or the Developer.

(7)         Any payment by TCR, the General Contractor or the Developer is avoided under the United States Bankruptcy Code or other similar federal or state law, or for any reason a Creditor is required to refund any such payment to TCR, the General Contractor or the Developer or to pay over to any other party all or part of any such payment.

(8)         Any extension of time granted to TCR, the General Contractor or the Developer in respect of any Obligation, any waiver, modification or indulgence granted to TCR, the General Contractor or the Developer under the JV Agreement, the Construction Contract or the Development Agreement, or any modification of the JV Agreement, the Construction Contract or the Development Agreement.

(9)         The release of any collateral for the Obligations, any failure to perfect or continue perfection of rights against any collateral for the Obligations, any failure or delay in exercising against collateral for the Obligations, and any action against collateral for the Obligations that impairs or destroys Guarantors' rights of subrogation.

6.          Guarantors' Responsibility for Information. Guarantors hereby waive any duty on the part of Creditors to disclose to Guarantors any facts a Creditor may now or hereafter know about TCR, the General Contractor or the Developer, regardless of whether any Creditor has reason to believe that any such facts materially increase the risk beyond that which Guarantors intend to assume or that such facts are unknown to Guarantors. As between Creditors and Guarantors, Guarantors are responsible for being and keeping informed of the financial condition of TCR, the General Contractor and the Developer and of all circumstances bearing on the risk of non- performance of the Obligations.

7.          Modification or Waiver. No modification, consent or waiver of any provision of this Guaranty, or consent to any departure by a Guarantor from this Guaranty, will be effective unless the same is in writing and signed by Creditors. Any waiver, in all events, will be effective only in the specific instance and for the purpose for which given.

8.          Exercise of Remedies. No delay or omission by a Creditor in exercising any power or right under this Guaranty will impair any such right or power or be construed as a waiver thereof nor will any single or partial exercise of any such power or right preclude other or further exercise thereof or the exercise of any other right or power hereunder. Subject to the limitations contained in this Guaranty, all rights and remedies of Creditors under this Guaranty are cumulative of each other and of every other right or remedy which Creditors may otherwise have at law or in equity or under any other contract or document, and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

9.          Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered or sent, as the case may be, by any of the following methods: (a) personal delivery with signed receipt; (b) nationally recognized overnight commercial carrier or delivery service providing a receipt of delivery; or (c) registered or certified mail (with postage prepaid and return receipt requested). The effective date of any such notice or other communication shall be deemed to be the earlier of (i) if personally delivered, the date of delivery to the address of the party to receive such notice; (ii) if delivered by overnight commercial carrier or delivery service, one business day following the receipt of such communication by such carrier or service from the sender, as shown on the sender’s delivery invoice from such carrier or service, as the case may be; or (iii) if mailed, three business days after the date of posting as shown on the sender’s registry or certification receipt. Any reference herein to the date of receipt, delivery, or giving, as the case may be, of any notice or other communication shall refer to the date such communication becomes effective under the terms of this Section 9. The addresses for purposes of the giving of notices hereunder as to Guarantors are set forth on the signature pages to this Guaranty. The addresses for purposes of the giving of notices hereunder as to Creditors are:

c/o Bluerock Real Estate, L.L.C.

712 Fifth Avenue, 9th Floor

New York, NY 10019

Attn: Ryan MacDonald and Michael Konig, Esq.

A Guarantor or a Creditor party may change its address for purposes of the giving of notices hereunder by notice given in accordance with this Section 9.

10.         Reinstatement in Certain Circumstances. If at any time any payment by TCR, the General Contractor or the Developer in respect of the Obligations is rescinded or must otherwise be returned as a result of the insolvency, bankruptcy or reorganization of TCR, the General Contractor or the Developer, Guarantors' obligations hereunder with respect to such payment shall be reinstated.

11.         Counterparts. This Guaranty may be executed in a number of counterparts, each of which for all purposes will be deemed an original.

12.         Headings. The headings in this Guaranty have been inserted for convenience of reference only and will not alter, define or be used in construing this Guaranty.

13.         Choice of Law; Venue. This Guaranty will be governed by, construed in accordance with, and enforced under the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each Guarantor and, by its acceptance hereof, each Creditor hereby consents to the exclusive venue and jurisdiction of the state and federal courts located within the State of New York, Borough of Manhattan, waives personal service of any and all process upon such party, and consents to service of process by registered mail directed to such party at the address stated in Section 9, but service so made shall be deemed to be completed only upon actual delivery thereof (whether accepted or refused) any contrary provision of Section 9 notwithstanding. In addition, each Guarantor and, by its acceptance hereof, each Creditor consents and agrees that venue of any action instituted under this Guaranty shall be proper only in the State of New York, Borough of Manhattan, and each Guarantor and, by its acceptance hereof, each Creditor hereby waives any objection to venue.

14.         No Recourse Against Partners. Obligations of a Guarantor are collectible only from the assets of such Guarantor. In no case will any partner of a Guarantor have any liability for the obligations of a Guarantor.

Signature page to Guaranty Agreement

relating to Alexan Blaire House

VF Residential, Ltd.	VF Residential, Ltd
Attention: Kenneth J. Valach
820 Gessner, Suite 760	By: VFTCR GP, LLC a Texas limited liability
Houston. Texas 77024	company, its general partner

	By:	/s/ Kenneth J. Valach,
Kenneth J. Valach, Member

VF MultiFamily Holdings, Ltd.	VF Multifamily Holdings, Ltd.
Attention Kenneth J Valach
820 Gessner, Suite 760	By: VFTCR GP, LLC, a Texas limited liability
Houston, Texas 77024		company, its general partner

		By:	/s/ Kenneth J. Valach,
Kenneth J. Valach, Member

Continuation signature page to Guaranty Agreement

relating to Alexan Blaire House

CFH Maple Residential Investor, L.P.	CFH Maple Residential Investor, L.P.
Attention: Sara Puckett
3819 Maple Avenue	By: CH Residential GP, L.L.C., a Texas limited
Dallas, Texas 75219	liability company, its general partner

By: Crow Family, Inc., a Texas
corporation, its manager

By:	/s/ Anne L. Raymond
Name:	Anne L. Raymond
Title:	Vice President

CFP Residential, L.P.	CFP Residential, L.P.
Attention: Sara Puckett
3819 Maple Avenue	By: Crow Family, Inc., a Texas corporation, its
Dallas, Texas 75219	general partner

By:	/s/ Anne L. Raymond
Name:	Anne L. Raymond
Title:	Vice President

Maple Residential, L.P.	CFP Residential, L.P.
Attention: Timothy J. Hogan
3819 Maple Avenue	By: Maple Residential GP, L.L.C., a Delaware
Dallas, Texas 75219	limited liability company, its general partner

By:	/s/ Anne L. Raymond
Name:	Anne L. Raymond
Title:	Vice President